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                                                               EXHIBIT 99(c)(1)

KALMIA INVESTORS, LLC
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October 9, 1996




Frederick Kleisner,
Chairman of the Board, Chief Executive Officer
and President
Western Realty Corp.
General Partner of Westin Hotels Limited Partnership
The Westin Building
2001 Sixth Avenue
Seattle, Washington  98121

     Re:  Transfer Documents/Westin Hotels Limited Partnership

Dear Mr. Kleisner:

     I am enclosing, for your information (i) a copy of the Agreement of Sale entered into between the Sellers of Limited Partnership Interests ("Units") of Westin Hotels Limited Partnership (the "Partnership") to Kalmia Investors, LLC ("Kalmia"), (attached hereto as Exhibit "A"); (ii) a copy of Assignee Agreement for such transfers (attached hereto as Exhibit "B"). The form of Assignee Agreement has been adapted for use by Kalmia and contains all the material terms and conditions of your standard Assignee Agreement form.

     We will submit to you the originally executed Agreement of Sale for each Seller which has been either notarized or contains a medallion guarantee of the Seller's signature.

     The Agreement of Sale contains a power of attorney granted by the Seller to Kalmia. Among the powers granted to Kalmia, pursuant to the power of attorney, are the rights to receive all benefits and distributions endorsed on the Seller's behalf, any payments received by Kalmia from the Partnership made on or after September 18, 1996, and to amend the books and records of the Partnership, including the Seller's address of record and to direct distributions made by the Partnership to Kalmia.

     Pursuant to the power of attorney, we will instruct the Partnership (a form of instruction is attached hereto as Exhibit "C") to amend the Partnership's books and records to change the Seller's address to Kalmia's address and to direct all distributions, whether they are made payable to Seller or to Kalmia, to be forwarded to Kalmia. Pursuant to the power of attorney, Kalmia will endorse any payments made to the Seller to be made payable to Kalmia. Kalmia will submit a separate


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Frederick Kleisner
October 9, 1996
Page 2

instruction sheet for each Seller, and Kalmia's signature will be medallion guaranteed.

     Please note that the Agreement of Sale contains a provision releasing the General Partner from all claims Seller may have for the General Partner's reliance on such Agreement.

     Based on the foregoing, Western Realty Corp., as general partner of the Partnership, and the Partnership agree that they will honor the instruction sheet and Kalmia's power of attorney; make Kalmia an assignee of record in the Partnership's books and records at such time as the General Partner deems it appropriate in its sole discretion and in the order of priority received; and admit Kalmia as a substituted Limited Partner in the Partnership at such time as it deems appropriate in its sole discretion and in the order of priority received.

     If you agree and accept the foregoing, please indicate the same by executing this letter agreement in the space provided below and returning a copy to me.

     Thank you for your courtesies in this matter.

                                        Very truly yours,

                                        KALMIA INVESTORS, LLC

                                        By:  ARLEN CAPITAL ADVISORS, LLC
                                             Its Manager



                                        By:  /s/ Don Augustine
                                             ------------------------------
                                             Don Augustine, Manager

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Frederick Kleisner
October 9, 1996
Page 3


     The foregoing is agreed and accepted, including the instruction sheet attached hereto. Executed this __________th day of October, 1996.

                                        WESTERN REALTY CORP.

                                        By:  FREDERICK KLEISNER,
                                             CHAIRMAN OF THE BOARD,
                                             CHIEF EXECUTIVE OFFICER AND
                                             PRESIDENT
                                             AS GENERAL PARTNER

                                        and on behalf of

                                        WESTIN HOTELS LIMITED PARTNERSHIP


                                        By:  ____________________________
                                             Frederick Kleisner


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KALMIA INVESTORS, LLC
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November 1, 1996




Mr. Don Augustine, Manager
Kalmia Investors, LLC
1420 Kettner Boulevard, Suite 300
San Diego, California  92101

Dear Mr. Augustine:

In response to your letter dated October 9, 1996, please be advised that it has never been our procedure to change the address of sellers of units to that of the buyers. In fact, it has always been our policy to send cash distributions for the quarter on which they are based to the limited partner of record in that quarter. We do recognize, however, that this would not be the case with your purchases.

The difficulty we have with your request is that if we change the addresses of the sellers to that of the buyer, the sellers' year-end tax information will be sent to your address. There is one alternative and that is to send K-1's to the sellers at both addresses. However, this would result in a lot of extra work and additional expense to the partnership. Since your offer expired on October 25 and any related sales will be processed by March 31, 1997, and since we are not anticipating sending any cash distributions until after March 31, we see no reason to make the address changes you are requesting at this time. However, in the event that a cash distribution is scheduled to go out subsequent to your purchase yet prior to the official transfer of ownership, we will make the address changes on the accounts affected.

Please call if you have any questions.

Sincerely,

/s/Nina Buffington

Nina Buffington
Investor Relations

cc:  Peter R. Pancione